PROMISSORY NOTE

$3,543,000.00 June 26, 2007 Pearl River, New York

1. MAKER'S PROMISE TO PAY
FOR VALUE RECEIVED, Kevin J. Zugibe (the "Maker"), PO Box 754, Pearl River, New York 10965, promises to pay to the order of Patrick Magee (the "Holder") having an address at PO Box 54, Stony Point, NY 10980, at Payee's address set forth above (or at such other place as the holder of this Note may from time to time direct by notice in writing to Maker), the principal sum of Three Million, Five Hundred Forty-Three Thousand and 00/100 ($3,543,000.00) Dollars (the "Principal") in such coin or currency of the United States as shall at the time be legal tender for the payment of public and private debts, on June 25, 2012 (the "Maturity Date") as evidenced by this instrument (the "Note"). The Holder, Holder's assignee or anyone entitled to receive payments under this Note shall be hereinafter referred to as the "Note Holder".

2. MAKER'S COVENANTS
Maker acknowledges that the Holder has borrowed the Principal from the First Central Savings Bank (the "Mortgage Lender") pursuant to a mortgage note in the amount of $3,600,000.00, dated June 25, 2007 (the "Mortgage Note"), which is secured by a mortgage on certain real property owned by the Holder (the "Property"). The Mortgage Note is for a two-year term and the entire unpaid balance under the Mortgage Note will become due and payable no later than June 25, 2009 (the "Payment Date"). A copy of the Mortgage Note is annexed hereto as Exhibit A. The Maker hereby represents that the Principal will be used by the Maker to purchase 4,900,000 shares of HUdsonTechnologies, Inc. common stock, $0.01 par value, (the "Shares"), which Shares will be purchased on or about June 28, 2007. The Shares will not be registered and will be subject to restrictions on their sale in accordance with Section 144 of the Securities Exchange Act of 1934.

The Maker hereby covenants to timely pay directly to the Mortgage Lender any and all interest, fees and any other costs under the Mortgage Note (the "Mortgage Payments"), in accordance with the terms of the Mortgage Note and as the Mortgage Payments come due under the Mortgage Note, and Maker otherwise agrees to indemnify and hold the Holder harmless from any and all liability under the Mortgage Note until full payment and satisfaction of this Note. Maker hereby agrees, at his sole cost and expense, to apply for and to use his best efforts to obtain, and to keep in full force and effect at all times until full satisfaction of this Note, a term life insurance policy insuring the life of the Maker in the amount of $3,600,000.00, and to name the Holder as the sole beneficiary under that policy

The Maker hereby acknowledges that, in the event the Maker is unable to fully satisfy this Note on or before the Payment Date, the Holder will need to secure a refinancing of the Mortgage Note from the Mortgage Lender or from another lender in order to satisfy the obligations under the Mortgage Note (the "Refinancing"), The Maker hereby covenants in the event of a Refinancing, to timely make all payments of principal and interest, and to pay any and all other fees and costs in connection with the Refinancing in accordance with the terms of any note, mortgage note or other instrument executed by Holder in connection with the Refinancing, and Maker otherwise agrees to indemnify and hold the Holder harmless from any and all liability under any note, mortgage note or other instrument executed by Holder in connection with the Refinancing until full payment and satisfaction of this Note.

The Holder hereby acknowledges that all costs, fees and expenses incurred by the Holder in connection with securing the Mortgage Note, including all application fees and closing fees, have been paid, or reimbursed to the Holder, by the Maker. The Holder further acknowledges that, to the extent any payments made by the Maker under this Note, the Mortgage Note or any under any note, mortgage note or other instrument executed by Holder in connection with the Refinancing, are applied to current or future real estate taxes due on the Property ("Tax Payments"), all Tax Payments shall be credited and applied to reduction of the Principal. Notwithstanding the foregoing, if at any time prior to satisfaction of this Note the real estate taxes on the Property increase, and such increase is solely and directly attributable to the Mortgage Note ("Increased Taxes"), the Maker agrees to pay all Increased Taxes as they come due, and such payments of Increased Taxes will not be credited or applied to reduction of the Principal.

3. PAYMENTS

a.
In addition to the repayment of the Principal, and all Mortgage Payments, the Maker shall make the payments required under this paragraph, which payments shall be in satisfaction, and in lieu of, any and all, interest charged on the Principal. If, on or before the Maturity Date, the Maker shall sell some or all of the Shares in one or more transactions, upon each sale of Shares, the Maker shall pay to the Note Holder an amount equal to Ten (10%) per cent of the gross proceeds received by Maker upon the sale of Shares (the "Selling Fee") provided, however, that the total Selling Fee shall in no event be less than $360,000.00. The Selling Fee due on each sale of Shares shall be paid to the Note Holder within fifteen (15) days of the Maker's receipt of the proceeds from each sale of Shares. If, on the Maturity Date, the Maker has not sold all of the Shares, the Maker shall pay on the Maturity Date, in addition to all other payments due hereunder, an additional sum equal to ten (10%) percent of the then fair market value of the remaining Shares (the "Additional Fee") based upon the closing share price of Hudson Stock on the last business day prior to the Maturity Date; provided that in the event the Additional Fee together with all other Selling Fees received by Maker under this Note does not exceed $360,000.00, Maker shall pay to the Holder the sum of $360,000.00 less any Selling Fees previously paid by the Maker to the Holder.

b.
Notwithstanding anything to the contrary contained in this Note, Maker shall not be obligated to pay, and the Note Holder shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate. Any amounts of interest collected by the Note Holder in excess of such maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.
c.
All payments received on account of this Note shall be applied first to the payment of the Selling Fee and/or Additional Fee, and then to the reduction of the unpaid principal balance of this Note.
d.
In the event that the date for payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, then such payment shall be made on the first business day following the date on which such payment shall have so fallen due, without any interest or other payment in respect of such delay, with the same force and effect as if made on the date payment had originally fallen due.

4. MAKER'S RIGHT TO PREPAY

Upon twenty (20) days prior written notice, Maker has the right to prepay, in cash only, the Note in whole or in part (the "Prepayment Date"), inclusive of all unpaid Selling Fees outstanding as of the date of the prepayment. Any full or partial prepayments made hereunder shall be paid directly to the Mortgage Lender in prepayment of the Mortgage, and in addition to said prepayment, the Maker shall pay any prepayment penalty due to the Mortgage Lender under the Mortgage Note. If, on the Prepayment Date, the Maker has not sold all of the Shares, the Maker shall pay on the Prepayment Date, in addition to all other payments due hereunder, an additional sum equal to the greater of (i) ten (10%) percent of the then fair market value of any remaining unsold Shares, based upon the closing share price of Hudson Stock on the last business day prior to prepayment, or (ii) the sum of $360,000.00 less any Selling Fees previously paid by the Maker to the Holder.

5. MAKER'S FAILURE TO PAY AS REQUIRED

Not in limitation of any other right at law or in equity, upon the occurrence of any of the following events of default (each, an "Event of Default"), the unpaid principal amount of this Note shall become immediately due and payable by the Maker, together with the sum of $360,000.00 less any Selling Fees previously paid by the Maker to the Holder, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker:

a.	The Maker's failure to make any payment of principal and/or interest due under this Note on the date the same is due;
b.	The Maker's failure to keep and perform all promises, agreements, conditions and provisions of this Note, which, if such default does not involve the payment of money, is not cured within ten days;
c.	The Maker makes a general assignment for the benefit of creditors; or files a voluntary petition in bankruptcy, or a petition for reorganization, arrangement, composition, readjustment or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition against it in any such proceeding; or admits in writing its inability to pay its debts as they become due; or permits an attachment to be made on any substantial part of Maker's property or assets; or if an involuntary petition in bankruptcy is filed against any obligor and not dismissed within sixty (60) days; or if a receiver or trustee is appointed for all or any part of the property and assets of any obligor.
d.	The death of the Maker.

Upon any such Event of Default, Maker will be liable to the Note Holder for interest at the Default Rate of Ten (10%) per cent per year from the date of such Event of Default, and all sums payable hereunder shall be immediately due and payable together with all reasonable expenses incurred by the Note Holder in the collection of this indebtedness resulting from such Event of Default, including, without limitation, the Note Holder's reasonable fees for one attorney of its choice for representation of the Note Holder in connection with the collection of such indebtedness.

6. REQUIRED NOTICES
Unless applicable law requires a different method, any notice required to be given to any of the parties hereto shall be in writing and shall be deemed to have been sufficiently given by delivering it or by mailing it by first class mail to such party at the address set forth above or any alternate address as provided by such party in writing.

7. MISCELLANEOUS

a.
No delay or omission by the Note Holder in exercising any right or power hereunder shall operate as a waiver of such right or power, and a waiver on one occasion shall not be construed as a waiver or a bar to the exercise of any right on any other occasion.
b.
The rights and remedies of the Note Holder as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of the Holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any time later.
c.
None of the terms and conditions of this Note may be amended, modified or waived orally, but only in a writing signed by the Maker and the Note Holder.
d.
This Note shall be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
e.
If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected hereby.
f.
This Note shall be binding upon the Maker and the Maker's successors and assigns; provided that the Maker may not assign this Note without the Note Holder's consent.

WITNESS THE HAND(S) AND SEAL(S) OF THE UNDERSIGNED.

/s/ Kevin J. Zugibe

Kevin J. Zugibe